Exhibit 99.1

EXPLANATION OF RESPONSES

William H. Janeway (the “Reporting Person”) is a director of Nuance Communications, Inc. (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Senior Advisor of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with “WP”, the “Warburg Pincus Entities”).  On August 22, 2013, (i) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships (collectively, “WP VIII”), distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 7,502,669 shares of common stock (“Common Stock”) of the Issuer held by them, in the aggregate, to their respective partners on a pro rata basis, for no consideration and (ii) Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), and Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WPP X” and, together with WP X, the “WP X Funds”; and together with WP VIII, collectively the “Funds”) distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 7,484,412 shares of Common Stock of the Issuer held by them, in the aggregate, to their respective partners on a pro rata basis, for no consideration (collectively the distributions by the Funds are referred to herein as the “WP Distribution” and the shares of Common Stock distributed in the WP Distribution are referred to herein as the “Distribution Shares”).

In connection with the WP Distribution, an aggregate of 18,306 Distribution Shares were transferred to the Reporting Person.  The Reporting Person also beneficially owns 105,000 shares of restricted Common Stock of the Issuer that were issued to him in his capacity as a director of the Issuer.  In addition, the Reporting Person beneficially owns options to acquire 80,000 shares of Common Stock of the Issuer, which options were issued to him in his capacity as a director of the Issuer.  Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in an indeterminate portion of the shares of the Issuer held by the Funds.  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by the Funds, except to the extent of any direct pecuniary interest therein.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock held by the Funds for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.